Exhibit 99.1

WaterStone Names Chief Operating Officer

Waterstone Financial, Inc., (NasdaqGS: WSBF; the "Company"), the parent company of WaterStone Bank SSB, announced that its Board of Directors has appointed William F. Bruss as Chief Operating Officer of the Company effective June 21, 2013.  The Board also appointed Bruss as Chief Operating Officer of WaterStone Bank SSB.

Bruss, 43, of Hartland has been with WaterStone Bank since 1997 and has been an executive officer of the Company since 2005, most recently serving as Senior Vice President, General Counsel and Secretary.  He will remain General Counsel and Secretary of the Company and WaterStone Bank.

WaterStone Bank was established in 1921 and has eight Branch offices located in Wauwatosa, Franklin/Hales Corners, Germantown/Menomonee Falls, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and mortgage banking offices in twelve states around the country.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is a single-bank, thrift holding company headquartered in Wauwatosa, WI.  With $1.63 billion in assets at March 31, 2013, Waterstone has eight community bank branches in the metropolitan Milwaukee market and mortgage banking offices in eleven states around the country.  Additional financial detail related to WaterStone Bank, SSB can be found on the FDIC web site (www.fdic.gov) under the "Industry Analysis" tab.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "may," "expects," "anticipates," "estimates" or "believes."  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in  the allowance for loan losses, (iii) Waterstone's ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those factors referenced in Item 1A. Risk Factors in Waterstone's Annual Report on Form 10-K for the year ended December 31, 2012 and as may be described from time to time in Waterstone's subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone's belief as of the date of this press release.